Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon reports Q1 2023 revenue of $343 million, up 34% YOY, raises outlook

●	Axon Cloud revenue of $116 million up 51% year over year
●	Annual Recurring Revenue grows 49% to $520 million
●	Net income of $45 million supports Adjusted EBITDA of $65 million
●	Raises full year outlook to 22% revenue growth, maintains 20% Adjusted EBITDA margin

Fellow shareholders,

We’re pleased to report Axon’s strong start to 2023 — highlighted by two new product launches, first quarter revenue growth of 34% and our fifth consecutive quarter of GAAP profitability. Record quarterly revenue of $343 million was primarily driven by strong demand for Axon Cloud SaaS services, Axon Fleet 3, and our TASER 7 platform.

Axon Cloud revenue growth of 51% reflects continuing momentum in our software business, as our customers increasingly look to deploy new capabilities within our highest value bundled offerings. In addition to continued strength in our Digital Evidence Management platform, we are also seeing growing adoption of our Real-time Operations, Productivity, Axon Air, and Axon VR training products.

We sell our hardware and software services via integrated subscription bundles, which customers purchase on long-term contracts. Axon’s core customers fall into roughly four categories of funding sources: U.S. state and local governments, the U.S. federal government, international government customers, and commercial enterprises. Notably, we are extending our reach beyond law enforcement to new customers, including attorneys, fire and EMS personnel, corrections and the U.S. military.

Our pipeline is being fueled by the underlying strength of our business model, Axon’s culture of innovation and meaningful, long-term partnerships with our customers, who look to us for the newest, most advanced technology. This year, we introduced two major product innovations —  the TASER 10 platform, discussed in more detail in our February update — and our latest generation body camera, Axon Body 4, which we highlight below. Both new hardware products integrate with the Axon network and drive software adoption — and both have been met with exceptional customer response, further supporting our confidence in our long-term growth trajectory.

Our teams executed on a record Q1 with cost discipline, delivering a net income margin of 13% (Adjusted EBITDA margin of 19%) while ramping two new products, investing in our go-to-market and services capacity and navigating inflationary pressures. As we continue to invest in advancing our mission to protect life, we remain committed to delivering strong profitability and cash flow.

Select Highlights

Customers & Products

Axon Accelerate 2023

In April, we hosted our eighth annual Axon Accelerate conference in Phoenix. Our user conference has become the largest technology conference in public safety and this year we welcomed nearly 1,000 attendees from law enforcement, military, Fire/EMS, commercial enterprise and private security, and more. Attendees represented several countries around the world, including Poland, Thailand, Switzerland, and the United Kingdom, among many others, demonstrating the global desire to invest in better technology to improve public safety.

We also hosted over 50 curated sessions, body camera certification courses, a global impact day for international attendees, an Axon Awards ceremony, nearly 30 exhibitors from Axon’s growing partner ecosystem, and more.

Each year our team walks away from our Accelerate user conference with new ideas, a better understanding of the problems our customers face, and renewed energy and focus towards solving those problems. The engagement with our customers and thought leaders across the industry is instrumental in driving our company forward and emboldens us to be a trusted partner to public safety agencies across the globe.

Announcing Axon Body 4

Axon’s market leadership in body camera technology is driven by our investments in research and development, and constant problem solving that keep us at the forefront of the innovation curve.

In April, we introduced our newest generation camera: Axon Body 4.

We focus our body camera development to make them easy to use, to seamlessly fit into officer workflow, and to offer features and functionality that ensure our customers never miss a moment. Beyond using the body camera as a tool to capture a critical, truth-capturing record of what happened for use as permanent evidence, Axon innovation has further expanded the reach of body cameras into must-have, real-time-operations devices that support both the officer and central command.

We innovate and problem solve on the toughest challenges— like providing full shift ready battery life in a camera that offers live streaming and two-way voice, with high quality video and audio, that automatically records when TASER devices or firearms are removed from their holsters — so our customers can focus on their task at hand, and count on their body cameras to capture all critical moments.

Axon Body 4 enables public safety and their support teams to communicate with one another in real-time, combining seamless video livestreaming with new bi-directional audio. This capability is groundbreaking in delivering additional assistance from dispatchers, supervisors, translators, mental health experts or anyone who can offer aid in a critical situation. Remote support teams can watch livestreams and communicate directly through the officer's Axon Body 4, providing real-time support, while preserving radio bandwidth for other demands.

Feature advancements in Axon Body 4 include:

●	Expanded communications ability: Axon Body 4 introduces bi-directional communications between officers and their support teams by enabling multiple viewers who have access to the livestream to communicate in real-time with the camera wearer. Officers themselves are empowered to signal for support with a new Watch Me button on the camera, with their location and critical alerts displayed on Axon Respond.
●	More points of view: Axon Body 4 offers the option to easily connect an optional point-of-view (POV) camera module. This camera can attach to an officer's head or shoulder, be used handheld or affixed to the brim of a hat or sunglasses to allow to for alternative perspectives that more closely mirror the officer's own point of view.
●	Upgraded camera features: Sharper images, improved visibility, a larger field of view and better camera capabilities enable the wearer to capture more of every moment.
●	More streamlined operations: Axon Body 4 improves the officer user experience and enables agency administrators to more easily manage their body camera programs, saving time on personnel needed.

Axon Body 4 is currently being trialed by several agencies in the U.S. and will begin shipping in the second half of 2023.

Our trial customers are already seeing the benefits of these new capabilities. One U.S. southeast city police department customer, for example, shared that Axon Body 4’s talk-through feature works “super well” for their co-response mental health program, adding that the body camera tool is considered “vital.” The body camera is also being trialed by customers outside the public safety sector.

“It works really well… When I am on a scene and I am writing down information, I just talk to dispatch through the BWC.” — Security guard customer, U.S. medical campus, referring to Axon Body 4

TASER 10

In January, Axon unveiled TASER 10 — a game-changing, life-saving weapon that is a feat of human ingenuity and engineering. TASER 10 represents a giant leap in innovation, with several step-function improvements compared to previous versions.  We are seeing the strongest initial demand of any TASER weapon in the history of our company. New TASER devices typically take a few quarters to ramp in terms of shipments and sales, as our customers need to trial and train before they can fully deploy a new weapon. We expect order volume to grow throughout 2023.

Customers currently evaluating TASER 10 are providing positive feedback. A few quotes we have received from sergeants at our TASER 10 evaluation agencies highlight their enthusiasm:

●	“If I were to sum up TASER 10 in one word, it would be, revolutionary.”
●	“A total game-changer.”
●	“I would have never thought I could have used a TASER in that dynamic of a situation.”
●	“I felt confident deploying it and hitting where I wanted to.”

Axon welcomes new board members

In March, we appointed three additional members to our board of directors: Jeri Williams, former Phoenix Police Department Chief of Police, Graham Smith, former Salesforce executive, and Erika Ayers, CEO of Barstool Sports. We are excited to welcome such accomplished professionals across various industry backgrounds to help guide our next stage of growth and advancement.

Chief Jeri Williams brings over 30 years of law enforcement leadership to Axon's board of directors. An accomplished police executive, Chief Williams served as the first female Chief of Police for the Phoenix Police Department from 2016 to 2022 and was the first female president of the Major Cities Chief's Association (MCCA). During her tenure as Chief, she advanced a number of progressive strategies within the department, regarding key areas such as community engagement, professional standards and increased mental health resources for all police employees. Chief Williams' veteran police experience, coupled with her honorable leadership throughout her tenure, brings real experiential counsel to the Axon board to help progress our mission to protect life through public safety.

Graham Smith has held senior financial roles across the software sector for over 25 years, most recently serving as Chief Financial Officer at Salesforce, where his leadership and vision for high growth at scale contributed to the company's success, growing from $750 million in revenue to over $5 billion. He brings a wealth of financial leadership experience to Axon.

Erika Ayers, ranked one of the most influential executives in digital innovation, sports, entertainment and lifestyle media, will be a welcome addition to the Axon board of directors. Her appointment will take effect June 1, 2023. Ms. Ayers currently serves as the CEO of Barstool Sports and has a proven track record of transforming start-up organizations into multi-industry operations.

Summary of Q1 2023 results

●	Quarterly revenue of $343 million grew 34% year over year, exceeding our expectations, driven by strength in Axon Cloud software, Axon Fleet shipments and demand for our TASER 7 platform.
●	The sequential change in total company gross margin to 59.5% reflects the impact from revenue mix as we had increased Axon Fleet sales and the professional services associated with those, and didn’t repeat the gross margin benefit of catch-up software revenue that we saw in Q4 2022. Gross margin also reflects a 110 basis point impact of one-time items related to inventory and other cost adjustments. Over the remaining quarters of 2023, we expect Fleet demand to remain strong, and as a result, would expect gross margins to remain approximately flat or improve only modestly from Q1 levels.
●	Operating profit was $17 million. Operating expenses of $187 million in the quarter included $33 million in stock based compensation expenses.
o	SG&A of $117 million included $15 million in stock based compensation expenses.
o	R&D of $71 million included $18 million in stock based compensation expenses.

●	Net income of $45 million (13.2% net income margin), or $0.61 per diluted share, supported non-GAAP net income of $65 million, or $0.88 per diluted share.

●	Adjusted EBITDA of $65 million drove Q1 Adjusted EBITDA margin of 19.0%.
o	Both Non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains or losses related to our strategic investment portfolio.

●	Operating cash flow reflects a $56 million outflow in the quarter. Uses of operating cash in the quarter included $64 million in prepaid expenses and other payments, such as company-wide bonus payouts and commission payments, both tied to strong 2022 performance, and $16 million in inventory build as we prepare to ship new hardware products that will ramp in the back half of the year. Operating cash flow in the quarter also included an $18 million use of cash related to settlement of taxes on options exercised near the end of the quarter, which reversed in the first week of the second quarter. CapEx in the quarter was $8.5 million.
●	As of March 31, 2023, Axon had $1.07 billion in cash, equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $380 million.

Financial commentary by segment:

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 MAR 2023	31 DEC 2022	31 MAR 2022	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$116,453	$113,538	$77,016	2.6%		51.2%
Axon Cloud gross margin	73.2%	75.5%	72.3%	(230)	bp	90	bp

Sensors and Other net sales	$92,308	$85,867	$65,050	7.5%		41.9%
Sensors and Other gross margin	38.2%	41.5%	40.5%	(330)	bp	(230)	bp
●	Axon Cloud revenue growth of 51% reflects strong domestic demand for our software-heavy premium integrated bundles and healthy momentum in our digital evidence management, productivity, and real-time operations platforms.
●	Axon Cloud gross margin of 73.2% improved year over year driven by the benefits from our renewed contract with Microsoft Azure. Gross margin declined quarter over quarter on mix as it also includes low-to-no margin professional services revenue from the teams who help our customers deploy Axon’s solutions. The software-only revenue in this segment, most of which is annually recurring and includes cloud storage and compute costs, has consistently exceeded our gross margin target of 80%.
●	Sensors & Other revenue growth of 42% reflects strength in shipments of Axon Fleet 3 in-car cameras. In the first quarter, Axon Fleet 3 shipments more than doubled year over year as we executed against demand that has exceeded our expectations. We continue to work against our backlog in Fleet 3, which remains a highly successful product launch. Customers have consistently shared positive feedback and success stories using Axon Fleet 3 mobile automated license plate reading (ALPR) technology.
●	Sensors & Other gross margin was 38.2%, down 230 bps year-over-year due to a higher mix of Axon Fleet hardware sales. As a reminder, the Axon Fleet hardware platform supports long-term recurring, high-margin SaaS revenue related to our ALPR (automated license plate reading) software.

TASER

	THREE MONTHS ENDED			CHANGE
	31 MAR 2023	31 DEC 2022	31 MAR 2022	QoQ		YoY
	(in thousands)
Net sales	$134,282	$136,737	$114,360	(1.8)%		17.4%
Gross margin	62.2%	61.6%	64.5%	60	bp	(230)	bp

●	TASER segment revenue growth of 17% was driven by higher cartridge volumes and demand for our TASER 7 platform, including VR and training products associated with premium subscription bundles.
●	TASER segment gross margin of 62.2% increased 60 bps sequentially, reflecting the positive impact from product mix as we continued to ship TASER 7, predominantly. Additionally, we made the decision to write off excess inventory in Q1 2023 related to some of our smaller product areas, including consumer. We remain focused on supply chain costs and improving overhead efficiencies.

Forward-looking performance indicators

	31 MAR 2023	31 DEC 2022	30 SEP 2022	30 JUN 2022	31 MAR 2022
	($ in millions)
Annual recurring revenue (1)	$520	$473	$403	$368	$348
Net revenue retention (1)	121%	121%	120%	119%	119%
Total company future contracted revenue (1)	$4,778	$4,647	$3,730	$3,330	$2,970
Percentage of TASER devices sold on a recurring payment plan	63%	79%	63%	76%	45%

(1)Refer to “Statistical Definitions” below.

●	Annual Recurring Revenue (ARR) grew 49% year over year to $520 million, bolstered by sales of our premium bundles and strong reception of our new products, including Axon Fleet with automated license plate reading (ALPR) technology and virtual reality.
●	Net revenue retention was 121% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling. Our customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions.
●	Total company future contracted revenue grew to $4.8 billion. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years. This metric is also known as “remaining performance obligations.”
●	The percentage of TASER devices sold on a subscription was 63% in the quarter. Axon has successfully transitioned our TASER hardware business into a subscription service in more mature markets. Going forward, we will be retiring this legacy metric, which was introduced several years ago to demonstrate our ability to drive subscription-based hardware and software. The percentage of total revenue tied to a subscription crossed above 50% in 2018. In 2022, 90% of total company revenue was tied to subscription bundles — with the remaining 10% primarily being tied to consumer, new and emerging markets.

2023 Outlook

The following forward-looking statements reflect Axon expectations as of May 9, 2023, and are subject to risks and uncertainties.

●	Axon’s full year 2023 revenue expectation has improved to a range of $1.44 billion to $1.46 billion, reflecting approximately 22% year over year growth at the midpoint. Previously, Axon had guided to full year 2023 revenue growth of approximately 20%, or revenue of about $1.43 billion.
●	We are maintaining our expectation for Adjusted EBITDA margin of 20% in 2023. This reflects an increase in implied Adjusted EBITDA dollars to a range of $288 million to $292 million compared to prior implied guidance of $286 million.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

●	We expect stock-based compensation expense to be approximately $141 million for the full year. This is an increase from $140 million previously due to company outperformance. Because our stock-based compensation expenses may vary based on changes in the actual timing of attainment of certain operational or market capitalization metrics, it is inherently difficult to forecast future stock-based compensation expense, which may also be materially affected by any future stock-based compensation plans, subject to shareholder approval.
●	We expect 2023 CapEx to be in the range of $50 million to $65 million, in line with our prior guidance. Our 2023 CapEx plans include investments in TASER 10 automation and capacity expansion, including cartridge capacity and lab enhancements and global facility build-out and upgrades, including warehousing support for global shipping facilities.

Thank you for investing in our mission.

-The Axon team

Quarterly conference call and webcast

We will host our Q1 2023 earnings conference call webinar on Tuesday, May 9, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com, or can be accessed directly via axon.zoom.us/j/96120979821

Statistical Definitions

Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty, and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of March 31, 2023. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, realized and unrealized gains/losses on strategic investments and marketable securities and certain other pre-tax items (identified and listed below in the reconciliation).
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; realized and unrealized gain/losses on strategic investments and marketable securities; loss on impairment; costs related to strategic investments and business acquisitions;

costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus and bond premium amortization.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, commercial enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Air, Axon Accelerate, Axon Body, Axon Fleet, Axon Respond, Axon VR, TASER, TASER 7, TASER 10, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; the fulfillment of bookings; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2023 full year revenue, stock-based compensation expense, adjusted EBITDA, adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10-K for the year ended December 31, 2022. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of product mix on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Annual Report on Form 10-K that we filed with the Securities and Exchange Commission ("SEC") on February 28, 2023 lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Report on Form 10-K, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Axon v. FTC

Axon has been vigorously pursuing a federal court constitutional case against the Federal Trade Commission (FTC) since January 2020. On April 14, 2023, Axon secured a unanimous U.S. Supreme Court victory allowing its constitutional challenges to the FTC’s structure and existence to proceed in Federal court.

“The high Court’s decision vindicates what Axon has said all along: threshold constitutional challenges to the FTC’s structure belong in Federal court where unconstitutional action can be enjoined before it inflicts irreparable harm. We are heartened that no Justice endorsed the alternative of making parties endure unconstitutional agency action before it can be challenged in court,” said Pam Petersen, Axon Vice President of Litigation and National Appellate Counsel.

Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED
	31 MAR 2023	31 DEC 2022	31 MAR 2022
Net sales from products	$219,389	$214,735	$176,204
Net sales from services	123,654	121,407	80,222
Net sales	343,043	336,142	256,426
Cost of product sales	107,584	102,641	79,352
Cost of service sales	31,357	27,822	21,335
Cost of sales	138,941	130,463	100,687
Gross margin	204,102	205,679	155,739
Operating expenses:
Sales, general and administrative	116,567	114,418	90,129
Research and development	70,927	68,720	48,416
Total operating expenses	187,494	183,138	138,545
Income from operations	16,608	22,541	17,194
Interest and other income, net	25,276	12,189	55,299
Income before provision for income taxes	41,884	34,730	72,493
Provision for (benefit from) income taxes	(3,255)	5,555	17,622
Net income	$45,139	$29,175	$54,871
Net income per common and common equivalent shares:
Basic	$0.62	$0.41	$0.77
Diluted	$0.61	$0.40	$0.76
Weighted average number of common and common equivalent shares outstanding:
Basic	72,638	71,270	70,950
Diluted	73,880	72,976	72,349

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2023			31 DEC 2022			31 MAR 2022
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$127,081	$92,308	$219,389	$128,868	$85,867	$214,735	$111,154	$65,050	$176,204
Net sales from services (2)	7,201	116,453	123,654	7,869	113,538	121,407	3,206	77,016	80,222
Net sales	134,282	208,761	343,043	136,737	199,405	336,142	114,360	142,066	256,426
Cost of product sales	50,583	57,001	107,584	52,447	50,194	102,641	40,625	38,727	79,352
Cost of service sales	180	31,177	31,357	—	27,822	27,822	—	21,335	21,335
Cost of sales	50,763	88,178	138,941	52,447	78,016	130,463	40,625	60,062	100,687
Gross margin	83,519	120,583	204,102	84,290	121,389	205,679	73,735	82,004	155,739
Gross margin %	62.2%	57.8%	59.5%	61.6%	60.9%	61.2%	64.5%	57.7%	60.7%

Research and development	16,080	54,847	70,927	14,531	54,189	68,720	9,896	38,520	48,416

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

As discussed in our February 2023 shareholder letter, we are introducing new detailed, transparent and relevant revenue disclosures in our shareholder letter, which we believe will be helpful to investors in evaluating our business and measuring our success.

AXON ENTERPRISE, INC.

SALES BY PRODUCT AND SERVICE

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2023		31 DEC 2022		31 MAR 2022
TASER segment:
TASER Devices (Professional)	$67,472	19.7%	$69,075	20.5%	$63,164	24.6%
Cartridges	46,800	13.6	47,541	14.1	37,825	14.8
Axon Evidence and Cloud Services	7,201	2.1	6,890	2.0	3,017	1.2
Extended Warranties	7,670	2.2	7,580	2.3	6,679	2.6
Other (1)	5,139	1.5	5,651	1.7	3,675	1.4
Total TASER segment	134,282	39.1	136,737	40.6	114,360	44.6
Software and Sensors segment:
Axon Body Cameras and Accessories	38,797	11.3	43,882	13.1	38,517	15.0
Axon Fleet Systems	32,972	9.6	23,177	6.9	13,820	5.4
Axon Evidence and Cloud Services	118,314	34.5	113,225	33.7	79,939	31.2
Extended Warranties	14,085	4.1	13,695	4.1	9,061	3.5
Other (2)	4,593	1.4	5,426	1.6	729	0.3
Total Software and Sensors segment	208,761	60.9	199,405	59.4	142,066	55.4
Total net sales	$343,043	100.0%	$336,142	100.0%	$256,426	100.0%

(1)	TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.
(2)	Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room and Axon Air.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2023	31 DEC 2022	31 MAR 2022
EBITDA and Adjusted EBITDA:
Net income	$45,139	$29,175	$54,871
Depreciation and amortization	6,689	6,210	5,755
Interest expense	1,724	474	8
Investment interest (income) loss	(11,390)	(4,614)	346
Provision for (benefit from) income taxes	(3,255)	5,555	17,622
EBITDA	$38,907	$36,800	$78,602

Adjustments:
Stock-based compensation expense	$34,350	$31,722	$25,088
Unrealized gains on strategic investments and marketable securities, net (1)	(15,570)	(6,445)	(55,851)
Transaction costs related to strategic investments and acquisitions	843	64	871
Loss on disposal and abandonment of intangible assets	10	42	40
Loss on disposal and impairment of property, equipment and other assets, net	146	3,488	106
Costs related to FTC litigation	—	250	4
Payroll taxes related to XSPP vesting and CEO Award option exercises	6,392	—	—
Adjusted EBITDA	$65,078	$65,921	$48,860
Net income as a percentage of net sales	13.2%	8.7%	21.4%
Adjusted EBITDA as a percentage of net sales	19.0%	19.6%	19.1%

Stock-based compensation expense:
Cost of product and service sales	$1,320	$1,276	$1,108
Sales, general and administrative	15,445	15,441	12,982
Research and development	17,585	15,005	10,998
Total	$34,350	$31,722	$25,088

(1)	Includes unrealized gains of $70.4 million and an unrealized loss of $14.6 million for the three months ended March 31, 2022.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED
	31 MAR 2023	31 DEC 2022	31 MAR 2022
Non-GAAP net income:
GAAP net income	$45,139	$29,175	$54,871
Non-GAAP adjustments:
Stock-based compensation expense	34,350	31,722	25,088
Unrealized gains on strategic investments and marketable securities, net (1)	(15,570)	(6,445)	(55,851)
Transaction costs related to strategic investments and acquisitions	843	64	871
Loss on disposal and abandonment of intangible assets	10	42	40
Loss on disposal and impairment of property, equipment and other assets, net	146	3,488	106
Costs related to FTC litigation	—	250	4
Payroll taxes related to XSPP vesting and CEO Award option exercises	6,392	—	—
Income tax effects	(6,660)	(7,276)	7,405
Non-GAAP net income	$64,650	$51,020	$32,534

Diluted income per common share
GAAP	$0.61	$0.40	$0.76
Non-GAAP	$0.88	$0.70	$0.45

Diluted weighted average shares outstanding
GAAP	73,880	72,976	72,349
Non-GAAP	73,880	72,976	72,349

(1)	Includes unrealized gains of $70.4 million and an unrealized loss of $14.6 million for the three months ended March 31, 2022.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 MAR 2023	31 DEC 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$263,414	$353,684
Marketable securities	54,810	39,240
Short-term investments	775,129	581,769
Accounts and notes receivable, net	379,887	358,190
Contract assets, net	216,869	196,902
Inventory	220,268	202,471
Prepaid expenses and other current assets	142,319	73,022
Total current assets	2,052,696	1,805,278

Property and equipment, net	172,674	169,843
Deferred tax assets, net	171,122	156,866
Intangible assets, net	11,270	12,158
Goodwill	44,982	44,983
Long-term investments	31,116	156,207
Long-term notes receivable, net	4,467	5,210
Long-term contract assets, net	54,886	45,170
Strategic investments	296,563	296,563
Other long-term assets	168,173	159,616
Total assets	$3,007,949	$2,851,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	65,988	59,918
Accrued liabilities	120,607	155,934
Current portion of deferred revenue	408,061	360,037
Customer deposits	13,961	20,399
Other current liabilities	7,510	6,358
Total current liabilities	616,127	602,646

Deferred revenue, net of current portion	250,366	248,003
Liability for unrecognized tax benefits	16,198	10,745
Long-term deferred compensation	7,983	6,285
Deferred tax liability, net	—	1
Long-term lease liabilities	35,045	37,143
Convertible notes, net	674,724	673,967
Other long-term liabilities	4,511	4,613
Total liabilities	1,604,954	1,583,403

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,262,099	1,174,594
Treasury stock	(155,947)	(155,947)
Retained earnings	302,161	257,022
Accumulated other comprehensive loss	(5,319)	(7,179)
Total stockholders’ equity	1,402,995	1,268,491
Total liabilities and stockholders’ equity	$3,007,949	$2,851,894

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2023	31 DEC 2022	31 MAR 2022
Cash flows from operating activities:
Net income	$45,139	$29,175	$54,871
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,689	6,210	5,755
Amortization of debt issuance cost	756	198	—
Coupon interest expense	863	211	—
Loss on disposal and abandonment of intangible assets	10	42	40
Loss on disposal and impairment of property, equipment and other assets, net	146	3,488	106
Unrealized gains on strategic investments and marketable securities, net	(15,570)	(6,445)	(55,851)
Stock-based compensation	34,350	31,722	25,088
Deferred income taxes	(9,660)	(8,259)	18,029
Unrecognized tax benefits	855	(44)	1,365
Bond amortization	(3,890)	(1,402)	159
Noncash lease expense	1,395	1,728	1,556
Provision for expected credit losses	28	130	228
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(50,431)	41,818	7,495
Inventory	(15,811)	(29,720)	(14,260)
Prepaid expenses and other assets	(64,348)	(34,336)	(7,074)
Accounts payable, accrued and other liabilities	(37,043)	52,073	(9,580)
Deferred revenue	50,199	44,531	16,037
Net cash provided by (used in) operating activities	(56,323)	131,120	43,964
Cash flows from investing activities:
Purchases of investments	(145,124)	(570,232)	—
Proceeds from call / maturity of investments	81,088	56,653	7,200
Purchases of property and equipment	(8,513)	(11,584)	(17,098)
Purchases of intangible assets	(125)	(114)	(37)
Proceeds from disposal of property and equipment	—	61	87
Strategic investments	—	(3,750)	(500)
Net cash used in investing activities	(72,674)	(528,966)	(10,348)
Cash flows from financing activities:
Net proceeds from equity offering	33,650	—	(71)
Proceeds from options exercised	39,181	—	—
Income and payroll tax payments for net-settled stock awards	(34,841)	(2,479)	(1,388)
Net proceeds from issuance of convertible senior notes	—	673,769	—
Proceeds from issuance of warrants	—	124,269	—
Purchase of convertible note hedge	—	(194,994)	—
Net cash provided by (used in) financing activities	37,990	600,565	(1,459)
Effect of exchange rate changes on cash and cash equivalents	779	3,403	(157)
Net increase (decrease) in cash and cash equivalents and restricted cash	(90,228)	206,122	32,000
Cash and cash equivalents and restricted cash, beginning of period	355,552	149,430	356,438
Cash and cash equivalents and restricted cash, end of period	$265,324	$355,552	$388,438

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2023	31 DEC 2022	31 MAR 2022
Net cash provided by (used in) operating activities	$(56,323)	$131,120	$43,964
Purchases of property and equipment	(8,513)	(11,584)	(17,098)
Purchases of intangible assets	(125)	(114)	(37)
Free cash flow, a non-GAAP measure	$(64,961)	$119,422	$26,829
Bond premium amortization	3,890	1,402	(159)
Net campus investment	1,012	2,724	5,217
Adjusted free cash flow, a non-GAAP measure	$(60,059)	$123,548	$31,887

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 MAR 2023	31 DEC 2022
	(Unaudited)
Cash and cash equivalents	$263,414	$353,684
Short-term investments	775,129	581,769
Long-term investments	31,116	156,207
Cash and cash equivalents and investments, net	1,069,659	1,091,660
Convertible notes, principal amount	(690,000)	(690,000)
Total cash and cash equivalents and investments, net of convertible notes	$379,659	$401,660